Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1, of our report dated August 6, 2020, relating to the balance sheet of FTAC Olympus Acquisition Corp. as of June 30, 2020, and the related statements of operations, changes in shareholder’s equity and cash flows for the period from June 2, 2020 (inception) through June 30, 2020, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

New York, New York
August 6, 2020